Exhibit 10.18

SECOND

AMENDED AND RESTATED

MIRANT SERVICES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SECOND AMENDED AND RESTATED

MIRANT SERVICES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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Article V	BENEFITS	5
5.1.	SERP Benefit	5
5.2.	Distribution of Benefits	7
5.3.	FICA	8
5.4.	FICA Adjustment	8
5.5.	Funding of Benefits	8
5.6.	Withholding	8
5.7.	Recourse	8
5.8.	Compliance with Section 409A	8

Article VI	MISCELLANEOUS	9
6.1.	Assignment	9
6.2.	Amendment and Termination	9
6.3.	No Guarantee of Employment	9
6.4.	Construction	9

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SECOND AMENDED AND RESTATED

MIRANT SERVICES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

PURPOSE AND ADOPTION OF PLAN

1.1. Adoption. Mirant Services, LLC (f/k/a Southern Energy Resources, L.L.C.) hereby amends and restates for a second time the Mirant Services Supplemental Executive Retirement Plan, effective as of January 1, 2009. The Plan was originally adopted effective June 25, 1998. The Plan shall be an unfunded deferred compensation arrangement whose benefits shall be paid solely from the general assets of the Employing Companies.

1.2. Purpose. The Plan is designed to provide deferred compensation benefits primarily for a select group of management or highly compensated employees which are not otherwise payable under the Pension Plan as a result of the exclusion of incentive pay from certain definitions of earnings set forth under such plan.

ARTICLE II

DEFINITIONS

2.1. “Accrued SERP Benefit” shall mean the actuarially determined present value of a Participant’s SERP Benefit determined as of a given date.

2.2. “Administrative Committee” shall mean the committee appointed by the Board of Managers under Section 3.1 hereof to administer the Plan.

2.3. “Affiliated Employer” shall mean any corporation, other than the Company, which is a member of the controlled group of corporations of which Mirant Corporation is the common parent corporation, which the Board of Managers may from time to time determine to identify under the Plan.

2.4. “Affiliated Employer Incentive Pay” shall mean such incentive pay paid (or which would have been paid except for the deferral of such amounts under the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees, the Mirant Corporation Deferred Compensation Plan, or any successor plan) to a Participant by an Affiliated Employer which the Administrative Committee shall from time to time identify as incentive pay under the Plan, including but not limited to any incentive pay paid under the Omnibus Plan, to the extent such payments do not exceed 200% of the Participant’s base pay (as determined for purposes of Section 2.4 herein); provided, however, any payment received by the Participant under the Mirant Services Supplemental Compensation Plan shall be specifically excluded.

2.5. “Base Pay Percentage” shall mean the percentage of a Participant’s base pay for purposes of Section 5.1(b)(2) hereof, as established by the Board of Managers upon the recommendation of the Administrative Committee for each Plan Year prior to the beginning of such Plan Year. In the event that the Board of Managers does not consider the Base Pay Percentage for any particular Plan Year, the Base Pay Percentage for such Plan Year shall be deemed to be the Base Pay Percentage in effect for the immediately preceding Plan Year. The initial Base Pay Percentage for the Company’s Chief Executive Officer shall be ten percent (10%) and for all other Participants shall be fifteen percent (15%).

2.6. “Beneficiary” shall mean any person, estate, trust or organization entitled to receive any payment under the Plan upon the death of a Participant.

2.7. “Board of Managers” shall mean the Board of Managers of the Company.

2.8. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.9. “Company” shall mean Mirant Services, LLC, its successors and assigns.

2.10. “Effective Date” of this second and restated Plan shall mean January 1, 2009. The Plan was originally effective June 25, 1998 and was first amended and restated effective as of April 2, 2001.

2.11. “Employee” shall mean any person who is an employee of an Employing Company, excluding any person represented by a collective bargaining agent.

2.12. “Employing Company” shall mean the Company and any United States subsidiary or affiliate of Mirant Corporation, and any other subsidiary of Mirant Corporation, which the Board may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them.

2.13. “Excess Benefit” shall mean the “pension benefit” (as such term is defined in the Mirant Services Supplemental Benefit (Pension) Plan), if any, that is payable to a participant under the Mirant Services Supplemental Benefit (Pension) Plan, as amended from time to time.

2.14. “Incentive Pay” shall mean those short-term incentive awards, if any, paid (or which would have been paid except for the deferral of such amounts under the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees, the Mirant Corporation Deferred Compensation Plan, or any successor plans) to a Participant under the terms of the Omnibus Plan and such other incentive awards as may be approved from time to time by the Board of Managers, to the extent such payments do not exceed 200% of the Participant’s base pay (as determined for purposes of Section 2.4 herein); provided, however, any payment received by the Participant under the Mirant Services Supplemental Compensation Plan shall be specifically excluded.

2.15. “Omnibus Plan” shall mean the Mirant Corporation 2005 Omnibus Incentive Compensation Plan, as amended from time to time.

2.16. “Participant” shall mean an Employee or former Employee who is eligible to participate in the Plan pursuant to Section 4.1 hereof.

2.17. “Payment Commencement Date” shall mean, for each Participant, the January 1, April 1, July 1 or October 1 that immediately follows the later of (a) the date such Participant separates from service (within the meaning of Section 409A of the Code), b) the date such Participant reaches age 50, or (c) January 1, 2009.

2.18. “Pension Plan” shall mean the Mirant Services Pension Plan, as amended from time to time.

2.19. “Plan” shall mean the Second Amended and Restated Mirant Services Supplemental Executive Retirement Plan, as amended from time to time.

2.20. “Plan Year” shall mean the calendar year.

2.21. “Resolution Date” shall mean the first date on which all of the amount deferred with respect to a Participant under this Plan is reasonably ascertainable within the meaning of Treasury Regulation 31.3121(v)(2).

2.22. “SERP Benefit” shall mean the supplemental pension benefit described in Section 5.1 hereof.

2.23. “Trust” shall mean the Mirant Corporation Benefit Security Trust Agreement (adopted effective April 2, 2007).

Where the context requires, the definitions of all terms set forth in the Pension Plan shall apply with equal force and effect for purposes of interpretation and administration of the Plan, unless said terms are otherwise specifically defined in the Plan. The masculine pronoun shall be construed to include the feminine pronoun and the singular shall include the plural, where the context so requires.

ARTICLE III

ADMINISTRATION OF PLAN

3.1. Administrative Committee. The general administrative functions of the Plan shall be managed by the Administrative Committee appointed by the Board of Managers. The initial members of the Administrative Committee shall be the members of the Company’s Mirant Benefits Committee. Administrative Committee members shall serve at the pleasure of the Board of Managers and may be removed and appointed as the Board of Managers in its sole discretion shall determine.

3.2. Powers. The Administrative Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan more particularly set forth herein. The Administrative Committee shall have the discretionary authority to interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.

3.3. Duties of the Administrative Committee.

(a) The Administrative Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary functions. The Administrative Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including its fiduciary duties. The Administrative Committee shall have the right to remove any such appointee from his position. Any person, group of persons or entity may serve in more than one fiduciary capacity.

(b) The Administrative Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by persons designated by the Administrative Committee.

(c) The Administrative Committee shall take all steps necessary to ensure that the Plan complies with the law at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining adequate Participants’ records; recording and transmission of all notices required to be given to Participants and their Beneficiaries; securing of such fidelity bonds as may be required by law; and doing such other acts necessary for the proper administration of the Plan. The Administrative Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan.

3.4. Indemnification. The Employing Company shall indemnify the Administrative Committee against any and all claims, losses, damages, expenses and liability arising from an action or failure to act, except when the same is finally judicially determined to be the result of gross negligence or willful misconduct. The Employing Company may purchase at its own expense sufficient liability insurance for the Administrative Committee to cover any and all claims, losses, damages and expenses arising from any action or failure to act in connection with the execution of the duties of the Administrative Committee. No member of the Administrative Committee shall receive any compensation from the Plan for his or her service as such.

ARTICLE IV

ELIGIBILITY

4.1. Determination of Participation. The Administrative Committee in its sole and absolute discretion shall determine those Employees who shall be eligible to participate in the Plan. Upon being named as a Participant, such Participant shall be deemed to have assented to the Plan and to any amendments hereafter adopted. The Administrative Committee shall be authorized to rescind the eligibility of any Participant if necessary to ensure that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

4.2. Eligibility for Benefits. Any Participant whose benefits under the Pension Plan are limited by the exclusion of all or a portion of Incentive Pay or Affiliated Employer Incentive Pay from the definition of Earnings thereunder (or his spouse, as the case may be) shall be eligible to receive benefits under the Plan provided such Participant (a) is participating in the Plan (or is deemed to have participated in the Plan, as determined by the Administrative Committee in its sole discretion) at the time of termination of employment with his Employing Company and such termination occurs while the Participant is entitled to receive retirement benefits under the Pension Plan, (b) participated in the Plan within ten (10) years of termination of employment with an Affiliated Employer and such termination occurs while the Participant is entitled to receive retirement benefits under the Pension Plan, (c) dies while in active service with an Employing Company or (d) dies while in active service with an Affiliated Employer within ten (10) years of transfer of employment from an Employing Company to such Affiliated Employer, provided in the case of death under Section 4.2(c) or (d), such Employee’s spouse is eligible to receive a survivor benefit under Article VII of the Pension Plan. In addition, a Participant who is not entitled to benefits under the Pension Plan shall be eligible to receive benefits under the Plan to the extent such Participant has entered into a written agreement with an Employing Company or any Affiliated Employer concerning such Participant’s entitlement to a SERP Benefit under the Plan, and each such Participant’s name (and any special rules applicable to his SERP Benefit) shall be maintained as part of the Administrative Committee’s records.

ARTICLE V

BENEFITS

5.1. SERP Benefit.

(a) A Participant shall be entitled to a SERP Benefit in the payment form specified in Section 5.2 which is the actuarial equivalent (as determined by the Administrative Committee using the actuarial assumptions in the Pension Plan) of a monthly benefit equal to:

(1) 1.70% (1.0% if the Participant is subject to Sections 5.1 and 5.2 of the Pension Plan) of the Participant’s Average Monthly Earnings multiplied by his years (and fraction of a year) of Accredited Service as defined in the Pension Plan, including a Social Security Offset (if applicable), expressed as a monthly benefit payable as a life only annuity commencing at the Participant’s Normal Retirement Date; less

(2) such Participant’s Retirement Income that actually would be payable under the Pension Plan as a monthly benefit payable as a life only annuity commencing at the Participant’s Normal Retirement Date (assuming such Participant survives to his Normal Retirement Date); less

(3) such Participant’s Excess Benefit (actuarially adjusted to a monthly benefit payable as a life only annuity commencing at the Participant’s Normal Retirement Date) assuming such Participant survives to his Normal Retirement Date; less

(4) the amount reflected on Appendix A to the Plan with respect to the Participant (actuarially adjusted to a monthly benefit payable as a life only annuity commencing at the Participant’s Normal Retirement Date) assuming such Participant survives to his Normal Retirement Date; less

(5) the amount reflected on Appendix B to the Plan with respect to the Participant, without adjustment for time of commencement of the payment, form of the benefit payment, or any other reason.

(b) For purposes of Section 5.1(a)(1), the Participant’s Average Monthly Earnings shall be calculated based on the Participant’s Earnings that are considered under the Pension Plan in calculating his Retirement Income, but without regard to the limitation of Section 401(a)(17) of the Code, and including the following additional amounts:

(1) any portion of such Participant’s base pay that he may have elected to defer under the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees, the Mirant Corporation Deferred Compensation Plan, or any successor plans, during the applicable Plan Year; and

(2) any Incentive Pay or Affiliated Employer Incentive Pay that was paid (or which would have been paid except for the deferral of such amounts under the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees, the Mirant Corporation Deferred Compensation Plan or any successor plan) during the applicable Plan Year in excess of the Participant’s Base Pay Percentage for such Plan Year.

In addition, to determine the Plan Years which produce the highest monthly average to calculate Average Monthly Earnings under the Plan, a Participant’s Earnings shall include those additional amounts provided for in this Section 5.1(b).

(c) For purposes of Section 5.1(a)(1), the Participant’s years of Accredited Service shall include any deemed Accredited Service provided under the terms of any agreement concerning supplemental pension payments between the Participant and an Employing Company or any Affiliated Employer.

(d) To the extent that a Participant’s Retirement Income under the Pension Plan is recalculated as a result of an amendment to the Pension Plan in order to increase the amount of his Retirement Income, the Participant’s SERP Benefit shall also be recalculated in order to properly reflect such increase in determining any payments of the Participant’s SERP Benefit made on or after the effective date of such increase.

5.2. Distribution of Benefits.

(a) For a Participant who has not commenced his SERP Benefit as of December 31, 2008, the SERP Benefit, as determined in accordance with Section 5.1, shall be payable in substantially equal annual installments over a ten year period with the first payment to be made on the Payment Commencement Date and subsequent payments to be made on each of the next nine anniversaries of the Payment Commencement Date; provided, however, if the total lump sum value of the SERP Benefit and Excess Benefit (determined on an aggregated basis by the Committee using the actuarial assumptions in the Pension Plan) is $15,000 or less as of the Payment Commencement Date, the SERP Benefit shall be paid to such Participant in a single lump sum payment on the Participant’s Payment Commencement Date. For a Participant who has commenced receiving his SERP Benefit before December 31, 2008, payment of such SERP Benefit shall continue in the existing payment form through December 31, 2008. Effective January 1, 2009 the actuarial equivalent of any remaining portion of the SERP Benefit shall be determined by the Committee using the actuarial assumptions in the Pension Plan and paid in substantially equal annual installments over a ten year period with the first payment to be made on January 1, 2009 and subsequent payments to be made on each of the next nine anniversaries of such date; provided, however, if the total lump sum value of the remaining portion of the SERP Benefit and the Excess Benefit (determined on an aggregated basis by the Committee using the actuarial assumptions in the Pension Plan) is $15,000 or less as of the Participant’s Payment Commencement Date, the remaining portion of the SERP Benefit shall be paid in a single lump sum payment on the Payment Commencement Date. In order for any lump sum payment to be made under the Plan to a Participant, such payment (together with the lump sum Excess Benefit, if any, payable at the same time) must result in the liquidation of the Participant’s entire interest in the Plan, the Mirant Services Supplemental Benefit (Pension) Plan, and all other plans required to be aggregated with the Plan under Section 409A of the Code. Notwithstanding any provision of this Section 5.2(a) to the contrary, if a Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) of the Company, the first installment payment (or, if applicable the lump sum payment) of the SERP Benefit shall not be payable before the date which is six months and one day after such separation from service, or if earlier, on the date of the Participant’s death.

(b) The Beneficiary of a Participant’s SERP Benefit shall be the same as the Provisional Payee, if any, of the Participant’s Retirement Income under the Pension Plan. If a Participant dies after receiving in full his SERP Benefit, no survivor benefits shall be paid under the Plan. If a Participant receiving installment payments dies before such Participant has received his SERP Benefit in full, the remaining installment payments shall be paid to the Participant’s Beneficiary at the same time as such payments would have been made to the Participant; provided, however, the amount of each such remaining installment payment shall equal 50% of the amount that would have been payable if the installment payment had been paid to the Participant. If a Participant dies before any part of the SERP Benefit has been paid but after becoming entitled to a SERP Benefit, 50% of the Participant’s SERP Benefit shall be paid to such Participant’s Beneficiary in substantially equal annual installments over a ten year period with the first payment to be made on the January 1, April 1, July 1 or October 1 immediately following the later of (1) the date of death, (2) the date the Participant reached (or would have reached) age 50, or (3) January 1, 2009. The second payment shall be made on the January 1 which immediately follows the date the first payment is made, and each subsequent installment shall be made on the anniversary of such January 1 payment date.

5.3. FICA. If all or a portion of the Participant’s Accrued SERP Benefit has not yet been “taken into account” for employment tax purposes within the meaning of Treasury Regulation 31.3121(v)(2), the Participant’s initial annual payment of his SERP Benefit or, if such “taking into account” occurs thereafter, his first annual payment of his SERP Benefit following the Resolution Date, shall be increased by the amount necessary to pay the tax due under the Federal Insurance Contributions Act with respect to the amount of the Participant’s Accrued SERP Benefit then required to be “taken into account” (“FICA Tax”), if any, increased by the amount necessary to pay the Participant’s federal and state income tax upon such FICA Tax and upon such increase.

5.4. FICA Adjustment. In the event of a one-time increase in a Participant’s SERP Benefit under Section 5.3 hereof, the Employing Company shall thereafter reduce the remaining annual installment payments by the aggregate amount, if any, paid under Section 5.3.

5.5. Funding of Benefits. Except as expressly limited under the terms of the Trust, the Employing Companies shall not reserve or otherwise set aside funds for the payment of their obligations under the Plan. In any event, such obligations shall be paid or deemed to be paid solely from the general assets of the Employing Companies. Participants shall only have the status of a general, unsecured creditor of the Employing Companies.

5.6. Withholding. There shall be deducted from the payment of any SERP Benefit due under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Employing Company to such governmental authority for the account of the Participant or Beneficiary entitled to such payment.

5.7. Recourse. In the event a Participant disputes the calculation of his SERP Benefit, the Participant has recourse against his Employing Company, Mirant Corporation, the Plan, and the Trust for payment of benefits to the extent the Trust so provides.

5.8. Compliance with Section 409A.

(a) The Committee intends for all payments under the Plan to comply with the requirements of Section 409A of the Code and the Plan shall, to the extent practical, be operated and administered to avoid adverse tax consequences under § 409A of the Code.

For the period beginning on January 1, 2005 and ending on December 31, 2008, the Plan has been administered in good faith compliance with the requirements of Section 409A of the Code in accordance with the applicable guidance from the Internal Revenue Service.

ARTICLE VI

MISCELLANEOUS

6.1. Assignment. Neither the Participant, his Beneficiary nor his legal representative shall have any rights to sell, assign, transfer or otherwise convey the right to receive the payment of any SERP Benefit due hereunder, which payment and the right thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to any payment under the Plan shall be null and void and of no effect.

6.2. Amendment and Termination. The Plan may be amended or terminated at any time by the Board of Managers, provided that no amendment or termination shall cause a forfeiture or reduction in any SERP Benefits as of the date of such amendment or termination. Any decision by the Board of Managers to terminate the Plan and distribute benefits upon termination shall be made after consideration by the Board of Managers of the need for the Company to make such distribution and any adverse tax consequences of such distribution under Section 409A of the Code.

6.3. No Guarantee of Employment. Participation hereunder shall not be construed as creating any contract of employment between an Employing Company and a Participant, nor shall it limit the right of the Employing Companies to suspend, terminate, alter or modify, whether or not for cause, the employment relationship between the Employing Company and a Participant.

6.4. Construction. This Plan shall be construed in accordance with and governed by the laws of the State of Georgia, excluding any law which would require the use of the laws of any other State, and to the extent such laws are not otherwise superseded by the laws of the United States.

IN WITNESS WHEREOF, this second amended and restated Plan has been executed by a duly authorized officer of Mirant Services, LLC pursuant to resolutions of the Board of Managers of Mirant Services, LLC this 17th day of December, 2008.

MIRANT SERVICES, LLC

By:
Anne M. Cleary
SVP, Administration